UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2016

WCI Communities, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36023	27-0472098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24301 Walden Center Drive Bonita Springs, Florida	34134
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (239) 947-2600

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 27, 2013, WCI Communities, Inc. (the “Company”) entered into a four-year senior unsecured revolving credit facility with Citibank, N.A., as administrative agent, and the lenders party thereto, providing for a revolving line of credit of up to $75.0 million (the “Existing Revolving Credit Facility”). The Existing Revolving Credit Facility was amended and restated (the “Amended and Restated Revolving Credit Facility”) by the Company, Citibank, N.A., as administrative agent and the lenders party thereto on February 9, 2016 to, among other things, increase the total amount available thereunder to $115.0 million and extend the term of the agreement to February 9, 2020.

The Amended and Restated Revolving Credit Facility allows the Company to borrow up to $115.0 million, of which up to $75.0 million may be used for the issuance of letters of credit. The $115.0 million commitment is limited by a borrowing base calculation based on certain asset values as set forth in the Amended and Restated Revolving Credit Facility. The Amended and Restated Revolving Credit Facility may be increased by a maximum principal amount of up to $85.0 million, subject to certain conditions more fully set forth in the Amended and Restated Revolving Credit Facility. All obligations under the Amended and Restated Revolving Credit Facility are unconditionally guaranteed by the Company’s existing and subsequently acquired wholly-owned domestic subsidiaries (other than certain excluded subsidiaries and immaterial subsidiaries).

Borrowings under the Amended and Restated Revolving Credit Facility will bear interest at a rate per annum equal to, at the Company’s option, either (i) a base rate determined by reference to the highest of: (a) the federal funds effective rate plus 0.50%; (b) the LIBOR based rate for an interest period of one month plus 1.00%; and (c) the prime rate of Citibank, N.A., or (ii) a LIBOR based rate, plus 1.50% in the case of clause (i) above and 2.50% in the case of clause (ii) above. In addition to paying interest on any outstanding principal under the Amended and Restated Revolving Credit Facility, the Company will pay a commitment fee in respect of the unutilized commitments thereunder at a rate per annum equal to 0.40% of the average daily unused portion of the Amended and Restated Revolving Credit Facility. The Company also will pay customary administrative agency fees and letter of credit fees, and has paid an upfront fee on the stated principal amount of the Amended and Restated Revolving Credit Facility.

In addition to customary representations and warranties, affirmative and negative covenants and events of default, the Amended and Restated Revolving Credit Facility contains certain financial maintenance covenants, including: (i) a minimum consolidated interest coverage ratio or minimum liquidity; (ii) a maximum consolidated leverage ratio; and (iii) a minimum consolidated tangible net worth.

The Amended and Restated Revolving Credit Facility also includes other conforming and technical changes.

No amounts have been drawn under the Amended and Restated Revolving Credit Facility as of the date hereof. The Amended and Restated Revolving Credit Facility supersedes and replaces the Existing Revolving Credit Facility in its entirety from and after February 9, 2016.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

All the information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WCI COMMUNITIES, INC.

/s/ Vivien N. Hastings
Vivien N. Hastings
Senior Vice President, Secretary and General Counsel

Date: February 10, 2016

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